STELLAR INTERNATIONAL INC.

FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

STELLAR INTERNATIONAL INC.

DECEMBER 31, 2003

CONTENTS

PAGE

INDEPENDENT AUDITORS' REPORT	I

FINANCIAL STATEMENTS

Balance Sheet	II

Statement of Shareholders' Equity	III

Statement of Operations	IV

Statement of Cash Flows	V

Notes to Financial Statements	VI - XIX

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of
STELLAR INTERNATIONAL INC.

We have audited the balance sheet of STELLAR INTERNATIONAL INC. as at December 31, 2003 and the statements of shareholders' equity, operations and cash flows for each of the two years ended December 31, 2003 and 2002. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2003 and the results of its operations and its cash flows for each of the two years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2(g), the Company changed its method of accounting for stock-based compensation in 2003.

We also have reported separately on the financial statements of Stellar International Inc. for the same period presented in accordance with accounting principles generally accepted in Canada.

KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
Chartered Accountants

Toronto, Ontario
February 12, 2004, except as to Note 12 which is as of February 23, 2004

STELLAR INTERNATIONAL INC.
BALANCE SHEET
(Canadian Funds)

DECEMBER 31, 2003
ASSETS
CURRENT
Cash and cash equivalents			$255,237
Accounts receivable (net of allowance of $366)			43,098
Investment tax credits receivable (Note 3)			117,708
Inventories (Note 4)			128,937
Deposits and sundry receivable			62,949
			607,929

PLANT AND EQUIPMENT (Note 5)			288,880
OTHER (Note 6)			2,926

			$899,735
LIABILITIES
CURRENT
Accounts payable
Accrued liabilities
Deferred revenue
			540,012
CONTINGENCIES AND COMMITMENTS (Note 10)

SHAREHOLDERS' EQUITY
CAPITAL STOCK (Note 7)
AUTHORIZED
Unlimited	Non-voting, convertible, redeemable and retractable Class "A"
	preferred shares
Unlimited	Non-voting, convertible, redeemable and retractable preferred
	shares
Unlimited	Common shares
ISSUED
16,350,412	Common shares		2,624,239
88,750	Common shares to be issued		27,078
Paid-in capital options and warrants		- outstanding	239,945
		- expired	67,263
			2,958,525

DEFICIT			(2,598,802)
			359,723
			$899,735

See accompanying notes to financial statements.

APPROVED ON BEHALF OF THE BOARD:

. /s/ Peter Riehl	.	/s/ Steve Goldman
Director		Director

STELLAR INTERNATIONAL INC.
STATEMENT OF SHAREHOLDERS' EQUITY
(Canadian Funds)
FOR THE YEAR ENDED DECEMBER 31, 2003

	Number of
	Common	Common	Paid in Capital Options
	Shares	Shares	Outstanding	Expired	Deficit
		$	$	$	$
BALANCE, beginning of year	14,261,577	2,051,503	93,263	-	(999,825)
Options issued to consultants	-	-	41,300	-	-
Options expired	-	-	(67,263)	67,263	-
Net loss for the year	-	-	-	-	(795,176)

BALANCE, December 31, 2002	14,261,577	2,051,503	67,300	67,263	(1,795,001)

Shares issued for cash	1,431,335	372,728	-	-	-
Shares issued for services	657,500	189,724	-	-	-
Options issued to consultants	-	-	95,470	-	-
Options exercised	-	4,784	(4,784)	-	-
Options issued to employees	-	-	54,426	-	-
Warrants issued to investors	-	-	33,033	-	-
Warrants exercised	-	5,500	(5,500)	-	-
Net loss for the year	-	-	-	-	(803,801)

BALANCE, December 31, 2003	16,350,412	2,624,239	239,945	67,263	(2,598,802)

See accompanying notes to financial statements.

STELLAR INTERNATIONAL INC.
STATEMENT OF OPERATIONS
(Canadian Funds)
FOR THE YEAR ENDED DECEMBER 31, 2003

	2003	2002

REVENUE	$1,109,431	$854,705

COST OF GOODS SOLD	216,609	177,651

GROSS PROFIT	892,822	677,054

EXPENSES
Selling, general and administrative	1,523,814	1,187,038
Research and development	100,106	271,201
Amortization	76,822	31,154
	1,700,742	1,489,393

LOSS FROM OPERATIONS	(807,920)	(812,339)
Investment income	4,119	17,163

NET LOSS FOR THE YEAR	$(803,801)	$(795,176)

NET LOSS PER SHARE (Note 8)
Basic and diluted	$(0.05)	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING
Basic and diluted	15,067,036	14,261,577

See accompanying notes to financial statements.

STELLAR INTERNATIONAL INC.
STATEMENT OF CASH FLOWS
(Canadian Funds)
FOR THE YEAR ENDED DECEMBER 31, 2003

	2003	2002

OPERATING ACTIVITIES
Net loss for the year	$(803,801)	$(795,176)
Amortization	76,822	31,154
Issuance of options and warrants for services rendered	320,498	41,300
	(406,481)	(722,722)
Change in non-cash components of working capital
(Increase) decrease in accounts receivable	(16,624)	332,994
Increase in investment tax credits receivable	(117,708)	-
Increase in inventories	(57,565)	(11,104)
(Increase) decrease in deposits and sundry receivable	(1,473)	6,684
Increase in accounts payable	24,677	48,089
Increase in deferred revenue	299,846	-
	131,153	376,663
	(275,328)	(346,059)

INVESTING ACTIVITY
Purchase of property and equipment	(64,663)	(306,082)

FINANCING ACTIVITY
Issuance of capital stock	405,760	-

CHANGE IN CASH AND CASH EQUIVALENTS	65,769	(652,141)
CASH AND CASH EQUIVALENTS, beginning of year	189,468	841,609
CASH AND CASH EQUIVALENTS, end of year	$255,237	$189,468

SUPPLEMENTARY DISCLOSURE OF NON-CASH FINANCING
ACTIVITIES
Issuance of options and warrants for services rendered	$320,498	$41,300

See accompanying notes to financial statements.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

1.       DESCRIPTION OF BUSINESS

Stellar International Inc. ("Stellar" or "Company") is a Canadian pharmaceutical company involved in the development and marketing of high quality, cost-effective, polysaccharide-based therapeutic products used in a treatment of osteoarthritis and certain types of cystitis.

Stellar also intends to develop additional healthcare products aimed at niche pharmaceutical markets.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in United States of America. On February 12, 2004, we reported on the financial statements for the same period prepared in accordance with Canadian generally accepted accounting principles.

(a)      Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase. Substantially, all cash and cash equivalents are under the custodianship of one major Canadian institution.

(b)      Revenue Recognition

Sales are recognized when legal title to the goods has been passed to the customer and collection is reasonably assured. The Company has a "No Return" policy on sale of its goods. Revenue from non-refundable up-front fees for the licensing of technology and products under agreements which do not require the Company to perform research or development activities or other significant future performance obligations is recognized at the time the agreement is executed. Revenue resulting from the achievement of milestone events stipulated in the agreement is recognized when the milestone is achieved. Up-front fees and other amounts received in excess of revenue recognized are recorded as deferred revenue.

(c)      Inventories

Inventories are valued at the lower of cost and net realizable value, determined on a first-in, first-out basis.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)     Plant and Equipment

Plant and equipment are stated at cost. Amortization is being provided for on a straight-line basis over a five-year estimated useful life of the assets. The Company periodically compares the carrying value of plant and equipment to their net realizable value and charges income with any impairment to net assets.

(e)     Other Assets

Amortization of patents is being provided for on the straight-line basis over 17 years.

Patents represent capitalized legal costs incurred in connection with applications for patents. For patents and applications that are abandoned, the Company charges any remaining accumulated costs to expenses.

(f)      Deferred Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized based on the difference between the accounting values of assets and liabilities and the difference between the accounting values of assets and liabilities and their related tax bases using current income tax rates.

(g)     Stock-based Compensation

Effective January 1, 2003, the Company changed its method of accounting for stock-based compensation and decided to adopt the fair value based method of accounting for all its stock-based compensation. The Company adopted these changes using the prospective method in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 148. Accordingly, the fair value based method is applied to awards granted, modified or settled on or after January 1, 2003. Prior to the adoption of the fair value based method, the Company as permitted by Accounting Principles Board Opinion No. 25, had chosen to continue its existing policy of recording no compensation cost on the grant of stock options to employees.

The compensation cost charged against income for this plan was $54,426 for the year ended December 31, 2003. The counterpart has been recorded as additional paid-in capital.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)      Stock-based Compensation (Continued)

The compensation cost was calculated using the Numa option pricing model with the following assumptions:

Weighted-average grant date fair value of options	$0.11
Assumptions:
Risk-free interest rate	6%
Dividend yield	-0-
Expected volatility	35%
Expected life	3 years

When employees exercise their stock options, the capital stock is credited by the sum of the consideration paid by employees together with the related portion previously credited to additional paid-in capital when compensation costs were charged against income. The prospective method omits the effects of awards granted, modified or settled before January 1, 2003.

(h)     Foreign Currency Translation

Monetary assets and liabilities are translated into Canadian dollars at the year-end exchange rate, while foreign currency revenues and expenses are translated at the exchange rate in effect on the date of the transaction. The resultant gains or losses are included into income. There were no significant foreign exchange gains or losses in 2003 and 2002.

(i)      Credit Risk

The Company is engaged in the sale of pharmaceutical products, typically to a small number of major customers, although the composition of this group of customers has changed from year to year. The Company performs ongoing credit evaluation of its customers' financial condition and, generally, requires no collateral.

(j)      Concentration Risk

Majority of the Company's cash and cash equivalents are with one major Canadian banking institution. Deposits held with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimum risk.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k)     Currency Risk

The Company is subject to currency risk through its activities in the United States of America. Unfavourable changes in the exchange rate may affect the operating results of the Company.

The Company does not actively use derivative instruments to reduce its exposure to foreign currency risk. However, dependent on the nature, amount and timing of foreign currency receipts and payments, the Company may enter into forward exchange contracts to mitigate the associated risks. There were no forward exchange contracts outstanding at December 31, 2003.

(l)      Fair Value of Financial Assets and Liabilities

The carrying amounts of the Company's financial assets and liabilities including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturity of these items.

(m)    Comprehensive Income

Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components and requires restatement of all previously reported information for comparative purposes. For the years ended December 31, 2003 and 2002, comprehensive income was the same as net earnings.

(n)     Research and Development

Research and development costs are expended as incurred. Approved investment tax credits are netted against the related expenses.

(o)     Computations of Earnings (Loss) per Share

Basic earnings (loss) per share are computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the year, adjusted for any subdivision or consolidation.

Diluted earnings (loss) per common share are computed using the weighted average number of common and dilutive common equivalent shares outstanding during the year. Dilutive common equivalent shares consist of shares issuable upon exercise of stock options and warrants and conversion of preferred stock. For the years ended December 31, 2003 and 2002, common equivalent shares had no dilutive effect on earnings (loss) per share.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p)     Recent Accounting Pronouncements

Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards which had not yet been adopted due to delayed effective dates.

  Statement of Financial Accounting Standard No. 146 (SFAS 146)

In July 2002, the FASB issued SFAS 146, which addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS 146 revises the accounting for certain lease termination costs and employee termination benefits, which are generally recognized in connection with restructuring activities. The adoption of this Statement did not have a material effect on the Company's financial statements.

  Statement of Financial Accounting Standard No. 148 (SFAS 148)

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company adopted SFAS 148 and accounted for the Employee stock options using the fair value method effective January 1, 2003 on the prospective basis.

  Statement of Financial Accounting Standard No. 149 (SFAS 149)

SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued in April 2003 to amend and clarify accounting for hedging activities and derivative instruments, including certain derivative instruments embedded in other contracts. The statement is effective for contracts entered into or modified after September 30, 2003. The Company did not enter into any derivative instruments and hedging activities during the year.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  FASB Interpretation No. 45 (FIN 45)

In November 2002, the FASB issued FIN 45, which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires the Company to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company's financial statements.

  FASB Interpretation No. 46 (FIN 46)

In January 2003, FASB issued FIN 46, "Consolidation of Variable Interest Entities" which requires the consolidation of variable interest entities, as defined. FIN 46 is applicable to financial statements to be issued by the Company after 2002, however, disclosures are required currently if the Company expects to consolidate any variable interest entities. The adoption of FIN 46 did not have a material effect on the Company's financial statements.

  Statement of Financial Accounting Standard No. 150 (SFAS 150)

SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003. It establishes standards for classifying and measuring certain financial instruments with characteristics of both debt and equity. It requires many financial instruments previously classified as equity to be reclassified as liabilities and is generally effective for financial instruments entered into or modified after May 31, 2003 and otherwise at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company's financial statements.

(q)      Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

3.       INVESTMENT TAX CREDITS RECEIVABLE AND MEASUREMENT UNCERTAINTY

Investment tax credits are earned in connection with research and development activities. The receivable balance of the recognized portion is $117,708.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

The research and development claim for 2001 has been accepted as filed and the amount approved by the tax authorities has been recorded as a credit to related expenses.

The unrecorded research and development claims for 2002 and 2003 will be filed in due course. The extent of the overall claim is dependent upon the qualification of each individual project under strict technical criteria, and amounts may vary upon review of Canada Revenue Agency. Adjustments to the claim, if any, will be accounted for in the year of assessment.

4.       INVENTORIES

	2003	2002
Raw material	$1,178	$3,068
Finished goods	105,332	46,151
Packaging material	22,427	22,153

	$128,937	$71,372

5.       PLANT AND EQUIPMENT

			2003	2002
		Accumulated
	Cost	Amortization	Net	Net

Equipment	$ 414,491	$ 125,611	$ 288,880	$ 300,651

6.        OTHER ASSETS

			2003	2002
		Accumulated
	Cost	Amortization	Net	Net
Patents	$ 3,884	$ 959	$ 2,925	$ 3,313
Goodwill	1	-	1	1
	$ 3,885	$ 959	$ 2,926	$ 3,314

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

7.       CAPITAL STOCK

(a)     Common Shares

	Number of	$
	Shares	Amount
Balance, December 31, 2002	14,261,577	2,051,503
Issued for cash consideration	1,431,335	379,012
Issued for consulting services	657,500	193,724
Balance, December 31, 2003	16,350,412	2,624,239

(b)     Shares to be Issued

These represent 88,750 common shares to be issued for consulting services rendered to the Company at prices ranging from $0.26 to $0.33 per share, totaling $27,078.

(c)      Paid-in Capital Options and Warrants

The changes to the paid-in capital options and warrants are as follows:

Balance, December 31, 2002	$67,300
Options issued to consultants	95,470
Options issued to employees	54,426
Warrants issued in connection with private placement	33,033
Options exercised	(4,784)
Warrants exercised	(5,500)
Balance, December 31, 2003	$239,945

(d)        Warrants

	Number of	Exercise
	Shares	Price
Balance, December 31, 2002	-	$-
Issued to private placement investors	660,667	0.35 to 0.45
Exercised	(110,000)	0.35
Balance, December 31, 2003	550,667	$0.45

The warrants are exercisable at $0.35 per share in the first year and $0.45 per share in the second year, and will expire at the end of the second year.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

7.      CAPITAL STOCK (Continued)

(e)      Stock Options

Under the terms of the Company's stock option plan ("Plan"), the Company is authorized to grant directors, officers, employees and others options to purchase common shares at prices based on the market price of shares as determined on the date of grant. On December 31, 2003, the maximum number of common shares that may be issued under the Plan was 2,852,000. Stock options become exercisable at dates determined by the Board or the Compensation Committee of the Board, with the term of an option not to exceed three and one-half years from the date of the grant of the option.

During the year, the Company issued 480,000 options to employees, officers and directors. Each option entitles the holder to purchase one common share of the Company for price ranging from $0.27 to $0.75 per share at any time and from time to time until December 17, 2006. Compensation expense amounting to $54,426 has been recognized based on the fair value of the options granted. The Company also issued 605,000 options to four consultants. Each option entitles the holder to purchase one common share of the Company for price ranging from $0.40 to $0.75 per share at any time and from time to time until November 19, 2006. Consulting expense amounting to $49,270 has been recognized based on the fair value of the options issued in the year the services were rendered.

In 2002, the Company issued 300,000 options to employees, officers and directors. Each option entitles the holder to purchase one common share of the Company for price ranging from $0.23 to $0.38 per share at any time and from time to time until July 23, 2005. The Company also issued 360,000 options to three consultants. Each option entitles the holder to purchase one common share for price ranging from $0.23 to $0.55 at any time and from time to time until March 8, 2005. Consulting expense amounting to $41,300 has been recognized based on the fair value of the options issued in the period the services were rendered.

As part of its initial public offering, the Company issued 356,158 options to the agent. Each option entitled the holder to purchase one common share of the Company for $0.52 per share. The options expired on May 30, 2002. The Company also issued 142,616 options to a consultant. Each option entitled the holder to purchase one common share of the Company for $0.52 per share. The options expired on November 30, 2002. Consulting expense amounting to $51,628 has been recognized in these financial statements based on the fair value of the options issued in the period the services were rendered.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

7.      CAPITAL STOCK (Continued)

(e)      Stock Options (Continued)

The changes in options outstanding are as noted below:

		Weighted
		Average
		Exercise
	Shares	Price
Balance, December 31, 2001	1,877,013	0.52
Granted	660,000	0.34
Expired	(937,013)	0.52
Balance, December 31, 2002	1,600,000	0.46
Granted	1,085,000	0.53
Exercised	(110,000)	0.37
Expired	(35,000)	0.52
Balance, December 31, 2003	2,540,000	0.50

The following table presents information relating to stock options outstanding and exercisable at December 31, 2003.

		Weighted
		Average		Number
		Remaining	Weighted	Exercisable at	Weighted
Range of	Number	Contractual	Average	December 31,	Average
Exercise Price	Outstanding	Life	Exercise Price	2003	Exercise Price
$0.27- 0.75	2,540,000	1.14 years	0.50	2,540,000	0.50

Prior to 2003, the Company was accounting for the recognition of compensation for its employee stock option plan using the intrinsic value, which is the difference between the market value of the underlying common stock and the exercise price of the option at the grant date.

Pro-forma information regarding net loss and loss per share for fiscal year 2002 was required by SFAS No. 123 and had been determined as if the Company had accounted for its employee stock options under the fair value method. Effective January 1, 2003, compensation expense was recorded based on the fair value of the options issued to employees. The weighted average fair value of options granted during the year ended December 31, 2003 was estimated to be $0.11 (2002 - $0.10).

The fair value of these options was estimated at the date of grant using the Numa option-pricing model with the following assumptions.

	2003	2002
Risk-free interest rate	6%	6%

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

Expected life	3 years	3 years
Expected volatility	35%	40%
Dividend yield	0%	0

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

7.      CAPITAL STOCK (Continued)

(e)      Stock Options (Continued)

Had compensation and other service costs for the Company's stock options and warrants been determined in fiscal year 2002 based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss and net loss per share would be as follows.

	2003	2002
Net loss
Historical	$ (803,801)	$ (795,176)
Pro-forma	(803,801)	(823,176)
Basic and diluted loss per share
Historical	(0.05)	(0.06)
Pro-forma	(0.05)	(0.06)

8.       LOSS PER SHARE

The treasury stock method assumes that proceeds received upon the exercise of all warrants and options outstanding in the period are used to repurchase the Company's shares at the average share price during the period.

The following table sets forth the computation of basic and diluted loss per share:

	2003	2002
Numerator for basic and diluted loss per share available to common
shareholders	$(803,801)	$(795,176)

Denominator for basic loss per share - weighted average shares
outstanding	15,067,036	14,261,577
Effect of dilutive securities:
Warrants - 550,667 (2002- Nil)	-	-
Stock options - 2,540,000 (2002 - 1,600,000)	-	-
	15,067,036	14,261,577

Loss per share - basic and diluted	$(0.05)	$(0.06)

9.       INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

assets and liabilities for financial reporting purposes. Significant components of net future tax assets are as noted below.

	2003	2002
Net operating loss carry-forward	$672,800	$666,300
Valuation allowance	(672,800)	(666,300)
	$-	$-

The valuation allowance was provided against the net future tax assets at December 31, 2003 and 2002 due to uncertainties as to their ultimate realization. The tax losses expire as follows:

$4,800
2005	106,100
2008	175,500
2009	280,800
2010	1,049,400
$1,616,600

10.     CONTINGENCIES AND COMMITMENTS

(a)     Legal Action

On May 2, 1997, a competitor claimed injunctive relief against the Company as well as damages including aggravated, exemplary and punitive damages of $20,000,000 for breach of fiduciary duty, breach of contract, misuse of confidential information, including breach of contract, interference with contractual interests, conversion, detinue and an accounting for the profits from such activities. In turn, the Company counterclaimed for a dismissal of the action and damages in the amount of $500,000, interest and costs.

A motion was brought by the claimant for an interim injunction against the Company which was dismissed. A leave to appeal motion was brought by the claimant which was also dismissed. As at year-end, the claimant has paid a total of $27,000 of costs to the Company. In the opinion of the Company's legal counsel, the competitor's claim against the Company is without merit and the outstanding counterclaim, if pursued by the Company, would likely result in damages in excess of the competitor's claim. Therefore, no provision has been made in the financial statements.

(b)     Royalty Agreement

The Company entered into a royalty agreement on sales of one of its products. The agreement runs through September 30, 2008 with payments ranging from 5% of sales to September 30, 2000 to 2% by October 1, 2003.

10.     CONTINGENCIES AND COMMITMENTS (Continued)

(c)     License Agreement

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

During the year, the Company entered into two licence agreements to grant the exclusive rights and license to use the methods and technical know-how for the purposes of manufacturing, marketing and selling Neovisc and Uracysts products in the specified territory. As provided in one of the agreements, the Company received a non-recurring, non-refundable license fee which has been recognized as income during the fiscal year 2003, and the remaining licence fees will be recognized into income upon achievement of the specified milestones. The agreements will expire seven to ten years after December 31, 2003, or unless earlier terminated by the parties in accordance with agreement.

On December 28, 2001, the Company entered into a license agreement to grant the exclusive rights and license to use the methods and technical know how for the purposes of manufacturing, marketing and selling Uracyst-S products in the specified territory. In consideration, the Company is to receive a combination of non-recurring, non-refundable license fees and royalty payments. The license fees are due upon the achievement of specified milestones.

One of the license fees was due upon signing of the agreement and has been recognized in the income during the fiscal year 2001 and the remaining license fees will be recognized into income upon achievement of the specified milestones.

The royalties, which equal to 17.5% of net sales of each calendar month quarter, are to be paid in arrears on or before the 45th day of each quarter with respect to net sales in the preceding quarter. Until such time as there are net sales aggregating three million dollars, only 7.5% of the 17.5% royalty will be paid to the Company with the balance of 10% of the royalty being credited against the license fee.

The agreement will expire seven years after December 21, 2001 or unless earlier terminated by the parties in accordance with agreement.

(d)     Distribution Agreement

On October 20, 2003, the Company entered into an exclusive distribution agreement with an American company to distribute bladder cancer test kit products within the field and territory as defined in the agreement, for a five year period commencing January 1, 2004, in consideration for a technology access fee of US$10,000 and an initial order. Either party may terminate the agreement 30 days after delivery of written notice for failure to cure a material default under the agreement. The American company may terminate the agreement immediately in the event of any conditions specified in the agreement occurs.

The Company is subject to an annual minimum product purchases and annual marketing plan which will be approved by the American company. The Company agreed to spend a minimum amount of $10,000 in Canadian funds in marketing the products in each of the first two calendar years covered by the agreement.

The technology access fee was waived and the initial order amounting to US$38,202 was delivered to the Company in December 2003.

STELLAR INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
(Canadian Funds)

DECEMBER 31, 2003

10.     CONTINGENCIES AND COMMITMENTS (Continued)

(e)     Operating Lease

The Company entered into an agreement to lease its premises for the term of two years, which expired on May 31, 2003. The Company is currently renegotiating the terms of the renewal. Rent expense for the year amounted to $28,800 (2002 - $22,950).

11.     SIGNIFICANT CUSTOMERS

During the year, the Company had one customer that represented 42.9% (2002 - one customer representing 33.7%) of total revenues for the year.

12.     SUBSEQUENT EVENT

On February 18, 2004, the Company signed a Securities Purchase and Piggy-back Rights agreement with an American company ("Investor") to issue 4,088,784 common shares in the capital of the Company at a price of US$0.74 per share, representing 19.9% of the total issued and outstanding shares on a non-diluted basis. The agreement provides further that the investor has the right to acquire additional common shares at any time to maintain the above equity interest.

13.     SEGMENTED INFORMATION

The Company is engaged in one line of business which is in the development and marketing of polysaccharide-based therapeutic products used in a treatment of osteoarthritis and certain types of cystitis. Currently, all direct sales take place in Canada. Licensing arrangements have been obtained to sell the Company's products in Europe, the Middle East and South America in the future.